Exhibit 10.55

EMPLOYMENT AND SEVERANCE AGREEMENT

THIS EMPLOYMENT AND SEVERANCE AGREEMENT (the “Agreement”) between Comverse, Ltd., a company organized under the laws of Israel (the “Company”), and Dror Bin (the “Executive”), is entered into as of June 11, 2008.

WHEREAS, the Executive served as Vice President of Messaging for the Company’s Value Added Services group;

WHEREAS, the Company desires to appoint the Executive as a Senior Vice President of the Company and the Executive desires to accept such appointment;

WHEREAS, the Company and the Executive desire to amend and revise the terms of the Executive’s employment to the extent set forth herein and to amend and revise any and all existing terms for severance, and to enter into a severance agreement embodying the terms of such modified relationship.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Base Salary” means the Executive’s annual rate of base salary in effect immediately prior to the date set forth in the Termination Notice, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration, including amounts deducted therefrom in respect of an automobile lease and fringe benefits.

(b) “Bonus” means the amount payable to the Executive under the Company’s applicable annual cash incentive bonus plan with respect to a fiscal year.

(c) “Cause” means, where applicable, a good faith finding by the Company of: (i) an indictment or conviction of the Executive of, or a plea of nolo contendere by the Executive to, any felony; (ii) a material violation by the Executive of federal or state securities laws, as determined by a court or other governmental body of competent jurisdiction; (iii) willful misconduct or gross negligence by the Executive resulting in harm to the Company or any of its affiliates; (iv) a material violation by the Executive of any applicable policy or procedure of the Company or its affiliates provided to the Executive resulting in harm to the Company or its affiliates including, without limitation, a material violation of the Company’s Code of Business Conduct and Ethics; (v) the repeated and continued refusal by the Executive to carry out, in all material respects, the reasonable and lawful directions of the Company that are within the Executive’s individual control and consistent with the Executive’s position, duties and responsibilities hereunder, except for a refusal that is attributable to the Executive’s illness, injury or Disability; (vi) fraud, embezzlement, theft or material dishonesty by the Executive against the Company, its affiliates or any of their customers; or (vii) any act or failure to act by the Executive that would have the effect of depriving such Executive of his statutory severance pay in accordance with the provisions of the applicable local law.

(d) “Continuous Service Termination Date” means the sixtieth (60th) day following the Notice Date in connection with an Involuntary Termination.

(e) “Disability” means either a disability determined by applicable local law (to the extent required) or as determined by a qualified physician(s) selected by the Company, the Executive’s inability to substantially perform his duties and responsibilities at the Company for a period of six (6) consecutive months or nine (9) nonconsecutive months out of twelve (12) consecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

(f) “Involuntary Termination” means a termination of the Executive’s employment by the Company for any reason other than Cause, Disability or death, provided, however, that an Involuntary Termination of the Executive’s employment shall not occur if:

(A)	the Executive’s employment with the Company is terminated by reason of a transfer, with the consent of the Executive, to the employ of an affiliate of the Company,

(B)	the Executive’s employment with the Company is terminated by reason of a transfer to the employ of another entity into which the business of the Company is merged or otherwise consolidated,

(C)	the Executive’s employment with the Company is terminated upon the expiration of a leave of absence by reason of his failure to return to work at such time or the absence at such time of an available position for which the Executive is qualified, or

(D)	the Executive’s employment with the Company is terminated in connection with the sale of stock or the sale or lease by the Company of all or part of its assets if the Company determines in its sole discretion that either (A) in connection with such sale or lease the Executive was offered employment for a comparable position at a comparable salary with the purchaser or lessee, as the case may be, of the Company’s stock or assets or (B) the Executive voluntarily elected not to participate in the selection process for such employment.

(g) “Notice Date” means the date of the Termination Notice.

(h) “Release” means a release in the form attached hereto as Exhibit B, which shall, to the extent permitted by law, waive all claims and actions against the Company, its affiliates, any of its officers, directors, and such other related parties and entities as the Company chooses to include in the release.

(i) “Target Bonus” means the Executive’s annual target Bonus in effect immediately prior to the date on which the Termination Notice was delivered to the Executive.

(j) “Termination Date” means the effective date of termination of the Executive’s employment with the Company and the last day on which the Executive is deemed an employee of the Company.

(k) “Termination Notice” means the notice of termination given by the Company or the Executive in accordance with Section 10 herein.

2. Employment Terms. The Company and the Executive agree that, effective March 10, 2008 (the “Commencement Date”), the Executive will serve as a Senior Vice President of the Company, reporting to the Chief Executive Officer of the Company (“CEO”) and performing such tasks as are usually and customarily performed by persons holding such a title and as assigned to the Executive by the CEO. As of the Commencement Date, the Executive’s annual base salary will be $260,000 and the Executive will be eligible for an annual on-target bonus of $190,000 based upon the achievement of objectives to be set forth in the Company’s bonus plan. The other terms of your employment, including benefits, vacation, etc. shall remain unchanged as in effect immediately prior to the Commencement Date.

3. Executive Severance Protection Plan. Upon execution of this Agreement by the Executive and the Company, the Executive will become an “eligible participant” in the Comverse Technology, Inc. Executive Severance Protection Plan (“ESPP”) (a copy of which will be delivered at such time), that is designed to protect eligible participants in the event of employment termination without cause following, or in anticipation of, a change in control of Comverse Technology, Inc.

4. Involuntary Termination.

(a) The Company may effect an Involuntary Termination by delivering a Termination Notice to the Executive, and thereafter complying with the provisions of this Section 4.

(b) Following the Notice Date in respect of an Involuntary Termination, (1) the Executive shall continue to provide services to the Company and shall provide transitional assistance to identified successor(s) until the Continuous Service Termination Date and (2) the Termination Date in connection with such an Involuntary Termination shall be the six month anniversary of the Notice Date. The Executive shall be paid his regular Base Salary and shall be entitled to use the Company car and Company cell phone and to all fringe and social benefits (including the continued vesting of incentive equity) following the Continuous Service Termination Date and through the Termination Date. Following the Continuous Service Termination Date and through the Termination Date, upon reasonable notice by the Company, the Executive will provide, without additional compensation in excess of the compensation to which the Executive is entitled under the terms of this Agreement during such period, transition services as may be reasonably requested by the Company from time to time (for purposes of clarity, this obligation does not restrict the Executive’s ability to provide services (in any capacity, including employee, consultant, advisor, etc.) to another organization following the Continuous Service Termination Date).

(c) Subject to the provisions below, in connection with an Involuntary Termination and with the final accounting conducted in the framework thereof,

(i) the Company shall deliver to the Executive letter(s) instructing that all sums accrued in the Executive’s Managers’ Insurance Policy and continuing education fund (including all payments and contributions by the Company and the Executive in respect of severance pay accruals and compensatory payments) be released to the Executive and, for purposes of clarity, the amounts in the severance fund will be used to fund, in part, the amounts, if any, to be paid by the Company to the Executive pursuant to Israeli Severance Pay Law (whether required by law or voluntarily paid by the Company in accordance with the formula put forth thereunder (i.e., currently, one month of base salary for each year of service to the Company in Israel));

(ii) the Company shall redeem all unused vacation days accrued by Executive as of the Termination Date, calculated on the basis of Base Salary;

(iii) the Company shall pay the Executive the pro rata portion of the Executive’s unpaid convalescence pay or there shall be an offset against other amounts paid of any prepaid convalescence pay;

(iv) the Company shall pay the Executive any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company; and

(v) the Company shall, subject to Executive’s compliance with Sections 4(d) and 4(e) and the restrictive covenants set forth on Exhibit A attached hereto, pay the Executive an amount equal to the fifty percent (50%) of the Executive’s Target Bonus.

(d) On or prior to the Continuous Service Termination Date, the Executive will return and deliver all Company property, materials (including without limitation all access badges, computers, security tokens), files and other documentation in any form, including, without limitation, all Confidential Information (as defined herein) (collectively, the “Company Materials”), other than the Company car and Company cell phone, without retaining any copies of such files and documentation, to the Executive Vice President of Global Human Resources of the Company or a person designated by Executive Vice President of Human Resources of the Company. The Executive shall return, as directed by the Executive Vice President of Global Human Resources of the Company or a person designated by Executive Vice President of Global Human Resources of the Company the Company car and cell phone on the Termination Date.

(e) The Executive understands and agrees that the payments under Section 4(c)(v) are in excess of those required by applicable statute and are contingent on his execution and delivery to the Company of a Release on or prior to the Termination Date.

5. Other Terminations.

(a) Subject to applicable law, if the Executive’s employment with the Company is terminated by the Company for Cause, the Executive shall not be entitled to any benefits under this Agreement.

(b) In connection with the termination of the Executive’s employment with the Company upon his death or Disability, the Executive shall be entitled to, and the Company shall be obligated to provide, any and all applicable payments that are statutorily required as a result thereof, if any, including release of all sums accrued in the Executive’s Managers’ Insurance Policy and continuing education fund (including all payments and contributions by the Company and the Executive in respect of severance pay accruals and compensatory payments), and any Bonus earned but unpaid for any previously completed fiscal year of the Company.

(c) The Executive may terminate his employment with the Company by delivery a Termination Notice to the Company at least sixty (60) days in advance of the Executive’s intended Termination Date and thereafter, the Executive shall continue to provide services to the Company in accordance with past practice and provide transitional assistance to identified successor(s), and the Executive shall be entitled to his regular Base Salary, use of Company car and Company cell phone and all fringe and social benefits in connection with his continued employment through the Termination Date. Subject to the provisions below, in connection with the Executive’s termination of his employment with the Company, the Executive shall be entitled to, and the Company shall be obligated to provide, any and all applicable payments that are statutorily required as a result thereof and with the final accounting conducted in the framework thereof, including/and:

(i) the Company shall, subject to Executive’s compliance with Sections 4(d) and the restrictive covenants set forth on Exhibit A attached hereto and subject to the execution and delivery of a Release on the Termination Date and to the Executive’s compliance with the provisions of said Release, deliver to the Executive letter(s)

instructing that all sums accrued in the Executive’s Managers’ Insurance Policy and continuing education fund (including all payments and contributions by the Company and the Executive in respect of severance pay accruals and compensatory payments) be released to the Executive; and

(ii) the Company shall, subject to Executive’s compliance with Sections 4(d) and the restrictive covenants set forth on Exhibit A attached hereto and subject to the execution and delivery of a Release on the Termination Date and to the Executive’s compliance with the provisions of said Release, pay any earned but unpaid Bonus for any previously completed fiscal year of the Company.

(d) In connection with a termination of the Executive’s employment with the Company for Cause or by the Executive, the Executive shall return and deliver all Company Materials, without retaining any copies of such files and documentation, to the Executive Vice President of Global Human Resources of the Company or a person designated by Executive Vice President of Global Human Resources of the Company on or before the Termination Date.

6. Incentive Equity. All stock options and other incentive equity granted by the Company’s indirect parent. Comverse Technology, Inc., to the Executive will continue to vest in accordance with the terms of the respective underlying option plans or grant agreements until the Termination Date.

7. Business Expenses. Upon a termination of Executive’s employment with the Company for any reason, the Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by the Executive in accordance with the Company’s policies prior to the Termination Date.

8. Other Severance Arrangements. The severance arrangements under this Agreement shall be reduced (but not below zero) by any cash payments, payable on account of termination of employment, that the Executive is entitled to under or in respect of any of the following: (i) the Comverse Technology, Inc. Executive Severance Protection Plan (the “ESPP”), (ii) arrangements required by applicable law, industrial instrument, statute or ordinance, which are not otherwise contemplated hereunder including (1) “pay in lieu of notice” or “notice” laws, (2) any pay in lieu of notice under a contract of employment, (3) any damages for breach of employment contract calculated by reference to any period of notice required to be given to terminate such employment contract which was not given in full (including wrongful dismissal), (4) any compensation required to be paid by any law of any jurisdiction in respect of termination of employment, excluding any amounts paid to the Executive pursuant to Israeli Severance Pay Law (whether required by law or voluntarily paid by the Company in accordance with the formula put forth thereunder (i.e., currently, one month of base salary for each year of service to the Company in Israel)), (5) any law of any jurisdiction with respect to the payment of severance, termination indemnities or other similar payments, or (iii) any contract, agreement, plan, program, practice or arrangement, whether written or oral, which are payable due to the Executive’s termination of employment with the Company or any of its affiliates. Each of the Company and the Executive agree that the severance provisions contained herein shall supersede all severance obligations that exist between the Executive and the Company, including without limitation, any notice provisions.

9. Restrictive Covenants.

(a) In consideration of the provision of the benefits set forth in this Agreement, the Executive hereby agrees to be bound by restrictive covenants in the form attached hereto as Exhibit A attached hereto.

(b) Each of the parties hereby acknowledges, represents and undertakes to keep this Agreement in complete confidence, and not to disclose the existence or the contents of this Agreement to any third party (except legal counsel and/or tax advisors and/or immediate family) and/or when such disclosure is required under applicable law.

10. Notice. For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Executive or the Company, as applicable, may have furnished to the other in writing in accordance herewith.

If to the Company:

Comverse, Ltd.

29 Habarzel Street

Tel Aviv, Israel 69710

Attention: Executive Vice President, Global Human Resources

If to the Executive:

Dror Bin

11. Miscellaneous.

(a) This Agreement is subject to obtaining any and all approvals required by the applicable law, and shall remain valid and enforceable so long as Executive is employed by the Company or any successor to the Company and may not be altered, amended, modified, revoked or terminated except in a writing executed by both Executive and the Company.

(b) The Company shall assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or sale of all or substantially all of the assets or otherwise) of the Company or the business of the Company. The Executive expressly consents to such assignment of the Agreement, including, but not limited to the restrictions which apply subsequent to the termination of the Executive’s employment, to any new owner of the Company’s business or purchaser of the Company. The Executive’s rights and obligations hereunder are personal and may not be assigned. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives.

(c) The Article, Section, paragraph and subparagraph headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

(d) No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including the provisions of all other prior agreements, plan, corporate policies and practices, as well as any other unwritten applicable obligation, concerning the effect of a termination of employment on the relationship between the Company and the Executive. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto. For the absence of doubt, this Agreement does not affect, limit or supersede any bonus or other compensation plans.

(g) During the term of the Executive’s employment with the Company (or any of its affiliates), the Company confirms and acknowledges that the Company is obligated to indemnify the Executive pursuant to the Company’s organizational documents to the fullest extent permitted by applicable law with respect to any event or occurrence related to the fact that the Executive is an officer, employee, or agent of the Company or by reason of anything done or not done by the Executive in any such capacity unless finally adjudicated that the Executive is not entitled to such indemnification under applicable law. The Executive shall be entitled to the same Director and Officer Insurance coverages as apply to other similarly situated employees of the Company.

(h) The parties hereto acknowledge and agree that each party (with an opportunity for review by its or his counsel) negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly, (a) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (b) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words “include”, “including” and “includes” shall be deemed in each case to be followed by the phrase “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i) This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Israel exclusively. Any court action instituted by Executive or on his behalf or by the Company relating in any way to this Agreement shall be filed in a labor court in Israel and the parties consent to the jurisdiction and venue of these courts in any such jurisdiction.

(j) This Agreement does not and shall not be construed as a guarantee of continued employment of the Executive by the Company for any period of time. The Executive understands and acknowledges that he is an employee “at-will” and that either he or the Company may terminate the employment relationship between them at any time and for any lawful reason.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMVERSE, LTD.

/s/ Lance Miyamoto
By:	Lance Miyamoto
Title:	Executive Vice President, Global
Human Resources Officer

/s/ Dror Bin
Dror Bin

Exhibit A

RESTRICTIVE COVENANTS

I. Confidentiality and Assignment of Intellectual Property. The Executive shall not, during the period of his employment with the Company and anytime after the termination thereof (for whatever reason) disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any of its affiliates, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company or any of its affiliates owes an obligation not to disclose such information, which the Executive acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with the Executive’s work as an employee of the Company or any of its affiliates, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Exhibit A. The Executive hereby sells, assigns and transfers to the Company all of the Executive’s right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) that, during the Executive’s employment or in connection therewith, are made or conceived by him, alone or with others, and that relate to the Company or any of its affiliates’ present business or arise out of any work the Executive performs or information the Executive receives regarding the business of the Company or any of its affiliates while employed by the Company or any of its affiliates. The Executive shall fully disclose to the Company or any of its affiliates as promptly as possible all information known or possessed by him concerning the Rights, and upon request by, the Company or any of its affiliates and without any further compensation in any form to the Executive by the Company or any of its affiliates, but at the expense of the Company or any of its affiliates, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company or any of its affiliates may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

II. Noncompete; Nonsolicition. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company and its affiliates, the Executive covenants and agrees that he will not, at any time during his or her employment with the Company and its affiliates and for a period of twelve (12) months thereafter, directly or indirectly, engage in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company or any of its affiliates (in the case of direct and indirect subsidiaries of Comverse Technology, Inc. other than Comverse, Inc. and its direct and indirect subsidiaries, only to the extent that the Executive has had access to Confidential Information of such subsidiaries) produces, sells, manufactures, markets or distributes in any state or foreign country in which the Company or any of its affiliates then conducts business. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company and its affiliates (in the case of direct and indirect subsidiaries of Comverse Technology, Inc. other than Comverse, Inc. and its direct and indirect subsidiaries, only to the extent that the Executive has had access to Confidential Information of such subsidiaries). Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved. The Executive further agrees that during his employment by the

Company and its affiliates and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an employee or independent contractor of the Company or its affiliate to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Executive is an employee, owner, partner or consultant.

III. Duration and Geographic Scope. The Company and its affiliates and the Executive agree that the duration and geographic scope of the Restrictive Covenant provision set forth in this Exhibit A are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

IV. Claw Back. If the Executive violates the requirements of the restrictive covenants in this Exhibit A then in addition to all remedies in law and/or equity available to the Company and its affiliates, the Executive shall forfeit all accrued but unpaid Bonus payments under the Agreement and the Executive shall immediately pay to the Company (and the Company shall be entitled to offset from any payments owing to the Executive) an amount in cash equal to any Bonus payments in excess of statutory amounts previously made under the Agreement, without regard to any taxes that may have been deducted from such amount.

DRAFT FOR DISCUSSION PURPOSES ONLY

January 7, 2008

Exhibit B

Waiver and Release

1.	On (“Termination Date”) my employment at Comverse Ltd. (the “Company”) was terminated.

2.	Upon completion of my employment, I have received all the amounts accumulated on my behalf, including:

2.1	A gross sum of NIS for any balance of accumulated vacation days;

2.2	[A pro-rata portion of the annual convalesce pay of NIS (gross)];

2.3	The Company has transferred to me:

2.3.1	All the amounts accumulated on my behalf in the study fund (Keren Hishtalmut Fund) [If applicable],

2.3.2	All the amounts accumulated on my behalf in the Management Insurance Policy, including amounts allocated to the severance pay component therein (the “Severance Component”). I also received the gross sum of NIS which constitutes, together with the Severance Component, the full amount of severance pay to which I am entitled. [If applicable]

2.4	In addition, I received – on an ex-gratia basis, and subject to my signature hereon and to the fulfillment of my undertakings set forth herein – the following benefits pursuant to the Severance Agreement dated , 2008 (the “Agreement”):

[Add Description.]

3.	Following the termination of my employment with the Company, I will continue to be bound by obligations of Non-Disclosure, Non-Competition, Assignment of Intellectual Property and related obligations set forth in my employment agreement and in Exhibit A attached to the Agreement.

4.	I hereby declare, that I have given back to the Company all equipment and property of the Company or any of its affiliate that is, or was, under my possession, including all computer software, computer access codes, laptops, cell phone, Blackberries, keys and access cards, credit cards, vehicle, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or its affiliates.

5.

I hereby warrant and undertake that upon the acceptance of all rights and payments mentioned in Section 2 hereinabove, neither myself, nor anyone on my behalf, has nor shall have any claims, demands and/or causes of action, against the Company its parent company and/or its subsidiaries, its assigns, agents, officers, directors, shareholders and/or affiliates, concerning my employment by the Company and/or the termination of such employment, including, without limitation, any and all claims, demands and/or causes of action in connection with severance pay, social or pension payments or deductions, salaries or wages of any kind, stock options, any advanced notice or pay in lieu thereof, overtime pay, pay for work on the weekly day of rest or during holidays, any and all reimbursements or refunds for expenses of any kind, including, without limitation, for traveling, recreation pay, vacation pay or redemption of such, sick pay or pay for sick days not utilized, any payment and/or social benefit of any kind whatsoever.

6.	I hereby confirm that I have reviewed my rights and I was given any and all explanations regarding my rights to my full satisfaction, to the extent that I have requested such explanations concerning the rights and sums I am entitled to receive from the Company or any affiliate of the Company. I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in Section 2.

7.	If I violate the undertakings contained herein, then in addition to all remedies in law and/or equity available to the Company and its affiliates, I shall forfeit all accrued but unpaid severance payments owing to me hereunder, and I shall immediately pay to the Company (and the Company shall be entitled to off-set from any amount owing to me) an amount in cash equal to any payments (in excess of statutory entitlements) previously made hereunder, without regard to any taxes that may have been deducted from such amount.

8.	This letter is and shall, be considered a settlement and notice of waiver in accordance with Section 29 of the Severance Pay Law of 1963.

Executive’s Signature

Dror Bin